EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 5, 2006, accompanying the consolidated financial statements included in the Annual Report of InteliSys Aviation Systems of America Inc. on Form 10-KSB for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of InteliSys Aviation Systems of America Inc. on Forms S-8 (File No. 333-63064, effective June 14, 2001, File No. 333-114887, effective April 27, 2004 and File No. 333-125852, effective May 16, 2005).

/s/ SHERB & CO., LLP

Boca Raton, FL  33431
April 5, 2006